Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Sponsor, Trustee and Unit Holders of Corporate Securities Trust —

Preferred Securities Portfolio, Series 1:

We consent to the use of our report dated December 27, 2004, included herein and to the reference to our firm under the heading “Miscellaneous Independent Registered Public Accounting Firm” in the Prospectus.

New York, New York

January 7, 2005